Filed pursuant to Rule 433

Registration No. 333-188072

Issuer Free Writing Prospectus dated April 23, 2013

Relating to Preliminary Prospectus Supplement dated April 23, 2013

NIKE, Inc.

Final Pricing Term Sheet

Issuer:	NIKE, Inc.

Format:	SEC Registered

Trade Date:	April 23, 2013

Settlement Date (T+3):	April 26, 2013

Expected Ratings*:	A1 / A+, Moody’s / S&P

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC RBS Securities Inc. Wells Fargo Securities, LLC

2.250% Notes due 2023

Securities:	Notes due 2023

Principal Amount:	$500,000,000

Maturity Date:	May 1, 2023

Coupon:	2.250%

Price to Public:	99.830%

Yield to Maturity:	2.269%

Spread to Benchmark Treasury:	T + 58 basis points

Benchmark Treasury:	UST 2.000% due February 15, 2023

Benchmark Treasury Price and Yield:	102-25+; 1.689%

Interest Payment Dates:	May 1 and November 1, beginning November 1, 2013

Make-Whole Call:	T + 10 basis points prior to February 1, 2023

Par Call:	On or after February 1, 2023

CUSIP# / ISIN#:	654106 AC7 / US654106AC78

3.625% Notes due 2043

Securities:	Notes due 2043

Principal Amount:	$500,000,000

Maturity Date:	May 1, 2043

Coupon:	3.625%

Price to Public:	99.709%

Yield to Maturity:	3.641%

Spread to Benchmark Treasury:	T + 75 basis points

Benchmark Treasury:	UST 2.750% due November 15, 2042

Benchmark Treasury Price and Yield:	97-06+; 2.891%

Interest Payment Dates:	May 1 and November 1, beginning November 1, 2013

Make-Whole Call:	T + 15 basis points prior to November 1, 2042

Par Call:	On or after November 1, 2042

CUSIP# / ISIN#:	654106 AD5 / US654106AD51

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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